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                                 Exhibit 23.1

                         INDEPENDENT AUDITOR'S CONSENT

The Board of Directors and Shareholders of Olin Corporation:

     We consent to incorporation by reference in Amendment No. 1 to the Registration Statement (registration no. 333-17629) on Form S-8 of Olin Corporation, relating to the Olin Corporation Contributing Employee Ownership Plan, of our report dated January 27, 2000, relating to the consolidated balance sheets of Olin Corporation and Subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999, annual report on Form 10-K of Olin Corporation.


                                        /s/ KPMG LLP

Stamford, CT

January 25, 2001